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                                                                   EXHIBIT 10.17

                            FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (the "Amendment") is entered into as of the 18th day of OCTOBER, 2001 by and between Waltham Winter Street 890 LLC, a Delaware limited liability company ("Landlord"), and Firepond, Inc., a DELAWARE corporation ("Tenant"). This Amendment amends that certain Lease dated March 25, 1999, between 890 Winter Street, L.L.C., predecessor in interest to Landlord, and Tenant, pursuant to which Tenant currently leases approximately 29,534 square feet of space on the third floor (the "Premises") of the building known as 890 Winter Street, Waltham, Massachusetts (the "Building"). Landlord is the successor in interest to all right, title and interest of 890 Winter Street, L.L.C., as landlord, in and to the Lease. Capitalized terms not defined herein shall have the meaning ascribed to them in the Lease. For good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties, Landlord and Tenant hereby amended the Lease as follows:

        1. REDUCTION OF PREMISES. Effective on December 1, 2001 (the "Change Date"), the portion of the Premises more particularly shown on the floor plan for the third floor of the Building attached hereto as EXHIBIT A ("Third Floor Plan") consisting of approximately 22,554 square feet (the "Relinquished Space") shall be released and no longer included in the Premises, and Tenant's obligations under the Lease with respect to the Relinquished Space shall be terminated as of the Change Date, except for those obligations which by their terms survive the termination of the Lease, except that Tenant shall continue to pay all Basic Rent and Additional Rent for the Relinquished Space through and including February 28, 2002. Tenant shall surrender the Relinquished Space to Landlord on the Change Date in its current condition as of the date hereof, reasonable wear and tear excepted, except that the Relinquished Space shall not contain any furniture or other personal property of Tenant. From and after the Change Date, that remaining portion of the Premises on the third floor of the Building consisting of approximately 6,980 square feet, more particularly shown on the Third Floor Plan, shall be the sole remaining portion of the Premises (the "Remaining Premises"0. Commencing on March 1, 2002, the annual rate of Basic Rent for the Remaining Premises shall be as follows (based on the same rates per annum previously applicable to the Premises):

March 1, 2002 - June 30, 2002     $239,065.00 per annum ($34.25 per square foot)
July 1, 2002 - June 30, 2003      $242,555.00 per annum ($34.75 per square foot)
July 1, 2003 - December 31, 2004  $246,045.00 per annum ($35.25 per square foot)

From and after the Change Date Tenant shall continue to pay all Additional Rent (including, without limitation, Additional Rent payable for Taxes as set forth in Article 8 and for Operating Expenses as set forth in Article 9 of the Lease) attributable to the Remaining Premises upon the same terms and conditions set forth in the Lease, and Tenant's Proportionate Share for the Remaining Premises shall be calculated as set forth in the Lease.

        2. DEMISING WALLS. Landlord shall, at its sole cost and expense, construct a demising wall at the boundary between Relinquished Space and the Remaining Premises. Tenant shall provide Landlord with reasonable access to the Premises prior to the Change Date to permit Landlord to perform such work. Landlord shall use commercially reasonable efforts to complete the construction of the demising wall prior to the Change Date, but in no event shall any delay in such completion



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operate to delay the Change Date. Tenant shall be solely responsible for any costs related to changes to its voice, data, security and related systems.

        3. TERMINATION FEE. In consideration of Landlord's agreement to the release of the Relinquished Space from the Premises, Tenant shall pay to Landlord contemporaneously with Tenant's execution and delivery of this Amendment a termination fee in the amount of One Hundred Thousand Dollars ($100,000.00).

        4. PARKING. From and after the Change Date the number of reserved parking spaces in the basement of the Building that Tenant is entitled to use (pursuant to Section 2.2(c) of the Lease) shall be reduced to four (4) reserved parking spaces. In addition, from and after the Change Date the aggregate number of parking spaces that Tenant shall have the right to use pursuant to Section 2.2(c) of the Lease, including four (4) spaces set forth in the previous sentence, shall be reduced based on the parking space allocation ratio set forth in Section 2.2(c) of the Lease (3.3 parking spaces per 1,000 square feet of Rentable Building Area) and the square footage of the Remaining Premises.

        5. SECURITY DEPOSIT. Tenant shall have the right to submit updated financial information to Landlord and request a reduction in the amount of the Security Deposit to be effective March 1, 2002 and to reduce the required Security Deposit amounts for succeeding periods set forth in the table regarding the Security Deposit in Section 1.2 of the Lease. Landlord shall use good faith and commercially reasonable judgment in reviewing such financial information and such request, but Landlord shall be under no obligation to reduce said Security Deposit amounts.

        6. BROKERS. Tenant and Landlord represent and warrant to each other that they have dealt with no brokers in connection with this Amendment other than Trammell Crow Company and Spaulding and Slye (together, the "Brokers") and agree to defend, with counsel approved by the other, indemnify and save the other harmless from and against any and all cost, expense or liability arising out of a breach of the foregoing representation and warranty. Landlord shall be responsible for payment of any commissions of the Brokers.

         Except as amended hereby, the Lease is hereby ratified and confirmed and shall remain in full force and effect. The provisions of this Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

                  (Remainder of Page Intentionally Left Blank)


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         IN WITNESS WHEREOF, this Amendment has been executed as a sealed instrument as of the day and year first written above.



                                      LANDLORD:

                                      WALTHAM WINTER STREET 890 LLC

                                      By: Waltham Winter Street LLC, its member

                                          By: Clarion Partners, LLC, its member


                                              By: /s/ Douglas J. Bower
                                                  ------------------------------
                                                  Name: Douglas J. Bower
                                                  Title: Authorized Signatory


                                      TENANT:

                                      FIREPOND, INC.


                                      By: /s/ Paul McDermott            10-18-01
                                          --------------------------------------
                                          Name: Paul McDermott
                                          Title: CFO





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                                    Exhibit A

                                THIRD FLOOR PLAN

                                 (See Attached)